Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of June 24, 2010 (this “Supplemental Indenture” or “Guarantee”), among AMC Showplace Theatres, Inc., a Delaware corporation, (the “Subsidiary Guarantor”), AMC Entertainment Inc. (together with its successors and assigns, the “Company”), each Guarantor under the Indenture referred to below, and HSBC Bank USA, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of February 24, 2004 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of December 23, 2004 among the Company, the Guarantors named therein and the Trustee (the “First Supplemental Indenture”), as further supplemented by the Second Supplemental Indenture dated as of January 26, 2006 (the “Second Supplemental Indenture”) and as further supplemented by the Third Supplemental Indenture dated as of April 20, 2006 (the “Third Supplemental Indenture,” and together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) providing for the issuance of 8% Senior Subordinated Notes due 2014 of the Company (the “Securities”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to amend the Indenture, without the consent of any Securityholder, to add Guarantees with respect to the Securities or to secure the Securities;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1         Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in the Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1         Agreement to be Bound.  The Subsidiary Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  The Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2         Guarantee.  The Subsidiary Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably guarantee to each Holder of the Securities and the Trustee the Guarantor Obligations pursuant to the First Supplemental Indenture on a senior subordinated basis.

ARTICLE III

Miscellaneous

SECTION 3.1         Notices.  All notices and other communications to the Subsidiary Guarantor shall be given as provided in the Indenture to the Subsidiary Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2         Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3         Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4         Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.5         Trustee not Responsible.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 3.6         Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7         Headings.  The headings of the Articles and the Sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AMC SHOWPLACE THEATRES, INC.,
as a Guarantor

By:		/s/ Craig R. Ramsey
Name:		Craig R. Ramsey
Title:		Executive Vice President and Chief Financial Officer

	Address:	AMC Showplace Theatres, Inc.
c/o American Multi-Cinema, Inc.
920 Main Street,
Kansas City, MO 64105

AMC ENTERTAINMENT INC.

By:		/s/ Craig R. Ramsey
Name:		Craig R. Ramsey
Title:		Executive Vice President and Chief Financial Officer

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By:		/s/ Herawattee Alli
Name:		Herawattee Alli
Title:		Vice President

[Signature Page to Fourth Supplemental Indenture]

AMC CARD PROCESSING SERVICES, INC.
AMC ENTERTAINMENT INTERNATIONAL, INC.
AMC LICENSE SERVICES, INC.
AMERICAN MULTI-CINEMA, INC.
CLUB CINEMA OF MAZZA, INC.
LCE ACQUISITIONSUB, INC.
LCE MEXICAN HOLDINGS, INC.
LOEWS CITYWALK THEATRE CORPORATION,
as Guarantors

By:	/s/ Craig R. Ramsey
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]